Exhibit 99.1

Energous Reports Further Increase in Quarterly Revenue, Driven by Accelerating Adoption of Wireless Power Networks

●	Successive Revenue Growth: Reports preliminary quarterly revenue of approximately $1.3 million for the three months ended September 30, 2025 – the highest quarterly revenue since 2015 – with operational losses reduced to the lowest levels since 2014.
●	Robust Order Backlog: Confirmed order backlog of approximately $4.2 million, driven by the first phase of major enterprise deployments and widespread technology adoption.
●	Expanding Partnership Success: Strengthened opportunity pipeline and referrals through strategic AWS partnership, driving accelerated market reach and customer engagement with three active POCs, including multiple Fortune 500 companies.

SAN JOSE, Calif. – October 15, 2025 – Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT), a leading developer of wireless power networks for ambient IoT, today announced continued commercial and financial momentum driven by accelerating customer adoption and growing demand for its wireless power network solutions.

For the quarter ended September 30, 2025, Energous expects to report revenue of approximately $1.3 million, compared to approximately $0.2 million in the same period last year – representing an improvement of over six times year-over-year and a 31% increase over the prior quarter’s reported revenue.

This marks the highest recorded quarterly revenue for Energous since 2015, contributing to year-to-date revenue of approximately $2.6 million through September 30, 2025 – generated by shipments to two Fortune 10 customers, among others, and representing a 237% increase over full-year 2024 revenue.

The company expects to report a loss from operations in the range of $2.1 million to $2.3 million for the quarter ended September 30, 2025, the lowest since 2014, and a significant improvement from the $2.8 million loss in the second quarter of 2025, underscoring continued progress toward profitability. During the third quarter of 2025, Energous also continued to strengthen its balance sheet by accessing additional strategic capital and eliminating certain warrants, including all adjustable price warrants, through the early exercise of the warrants.

These third quarter results are preliminary and are subject to finalization and adjustment in connection with the preparation of the company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

“Ambient IoT is quickly becoming a foundational layer of enterprise infrastructure – and Energous is helping power that future,” said Mallorie Burak, CEO and CFO of Energous. “The combination of our expanding commercial deployments and the strongest financial results in nearly a decade demonstrate the market’s accelerating recognition of Energous as the backbone of wireless power networks for ambient IoT.”

Energous’ commercial progress continues to build on previously announced enterprise milestones. The company currently holds an order backlog of approximately $4.2 million as of October 10, 2025, including large-scale purchase commitments from a Fortune 10 company representing the first phases of major enterprise deployments. Shipments associated with these orders are expected to begin later this year.

This Fortune 10 customer has now expanded its initial deployment scope to include stores nationwide, as part of its focus on supply chain modernization.

At the same time, Energous is engaged in proof-of-concept (PoC) projects and discussions with global leaders across telecommunications, logistics, food and beverage, and related industries. Several of these pilots are deploying Energous’ full end-to-end wireless power solution, further validating the company’s market readiness and scalability.

In addition to its wireless power network solutions, Energous’ end-to-end solution is designed to support the unique power requirements of the ambient IoT. The system includes its wirelessly powered, battery-free E-Sense sensors that continuously monitor and communicate critical environmental data; a network of RF-based energy transmitters that deliver reliable power over the air; and a robust cloud-based platform for real-time device monitoring, configuration, and analytics.

This end-to-end architecture enables continuous sensing at scale – without the cost, complexity, or waste of battery maintenance and replacement.

Looking ahead, Energous is finalizing plans to launch a new series of wireless power products, expanding the reach and capability of its network to support broader adoption across key verticals.

Concluded Burak, “As enterprises increasingly turn to ambient IoT to digitize and automate their physical operations, Energous remains uniquely positioned to power the next generation of connected intelligence – at scale and without wires or batteries.”

About Energous Corporation

Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT) has been pioneering wireless charging over distance technology since 2012. Today, as a global leader in wireless charging for electronic devices, the company’s networks are safely and seamlessly powering its customers’ RF-based systems in a variety of industries, including retail, industrial, healthcare, logistics, and more. Its total network solution is designed to support a near-limitless variety of applications, including inventory and asset tracking, smart manufacturing, electronic shelf labels, IoT sensors, smart agriculture, and more via regulatory-approved contact and non-contact solutions. The number of devices in these settings is growing dramatically, and the need to manage and reduce the costs associated with powering them is growing in parallel. Energous is the first and only company with regulatory approvals for any power-at-a-distance wireless charging technology. The company has 250+ issued patents for its proprietary technology and is partnering with industry leaders to advance the deployment of wireless power networks. For more information, please visit www.energous.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements may describe our future plans and expectations and are based on the current beliefs, expectations and assumptions of Energous. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of forward-looking statements in this release include but are not limited to statements about preliminary company financial results and statements about our technology and its expected adoption. Factors that could cause actual results to differ from current expectations include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K as filed with the Securities and Exchange Commission (SEC), any subsequently filed quarterly reports on Form 10-Q as well as in other documents that may have been subsequently filed by Energous, from time to time, with the SEC, in evaluating our forward-looking statements. In addition, any forward-looking statements represent Energous’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Energous does not assume any obligation to update any forward-looking statements unless required by law.

Contacts

Energous PR
samantha@griffin360.com

Energous IR
ir@energous.com